Exhibit 10.26

IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

LANDLORD: MSCP Capital Center Investors, LLC, a Delaware limited liability company By: Divco West Real Estate Services, Inc., a Delaware corporation Its Agent	TENANT: InsWeb Corporation, a Delaware corporation

/s/ James Teng	/s/ L. Eric Loewe
Name: James Teng	Name: L. Eric Loewe
Title: Managing Director	Title: SVP, General Counsel and Secretary

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FIRST LEASE AMENDMENT

This FIRST LEASE AMENDMENT (this "**Amendment**") is entered into as of December 22, 2011, by and between InsWeb Corporation, a Delaware corporation ("**Tenant**"), and MSCP Capital Center Investors, LLC, a Delaware limited liability company ("**Landlord**"), with reference to the following facts:

A. Landlord and Tenant entered into that certain Office Lease, dated for reference purposes as of December 10, 2010 (the "**Original Lease**"), as supplemented by that certain Acknowledgement of Commencement Date dated as of April 15, 2011 (the "**Commencement Date Acknowledgment**"), for the lease by Tenant of space in Suite 250 of the Building located at 10850 Gold Center Drive, Rancho Cordova, California, as more particularly described in the Original Lease. The Original Lease, as supplemented by the Commencement Date Acknowledgement, shall be referred to as the "**Lease.**" All capitalized terms referred to in this Amendment shall have the same meaning defined in the Lease, except where expressly defined to the contrary in this Amendment.

B. Tenant has entered into a transaction to sell some of its assets to Bankrate, Inc. (the "**Transaction**"), and in connection therewith Tenant has agreed to provide Landlord with a security deposit to be replaced by a Letter of Credit as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Security Deposit. Concurrent with the execution and delivery of this Amendment by Tenant, Tenant shall pay Landlord the sum of One Million Dollars ($1,000,000.00) as a security deposit subject to the terms of Section 8.1 of the Lease (the "**Security Deposit**"). At its expense, Tenant shall replace by January 31, 2012 the Security Deposit with the Letter of Credit described in Section 2 of this Amendment, and Landlord shall thereafter refund the cash Security Deposit to Tenant within ten (10) days after receipt of the original Letter of Credit.

2. Letter of Credit. By January 31, 2012, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under the Lease, as amended, and for all losses and damages Landlord may suffer (or that Landlord reasonably estimates it may suffer) as a result of any breach, default or failure to perform by Tenant under the Lease, as amended (after expiration of any applicable notice and cure periods), an irrevocable and unconditional negotiable standby Letter of Credit ("**Letter of Credit**"), in the form and subject to such terms and conditions that are reasonably acceptable to Landlord, payable at an office in the San Francisco Bay Area, California, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of California, or a national banking association (an "**Acceptable Issuing Bank**"), in the amount of One Million Dollars ($1,000,000.00) (the "**Letter of Credit Amount**"). The Letter of Credit Amount is subject to reduction as provided in Section 2.5 of this Amendment. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the Letter of Credit and any replacement Letter of Credit. The bank issuing the Letter of Credit (the "**Bank**") shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld by Landlord if the proposed Bank is an Acceptable Issuing Bank. If an Acceptable Issuing Bank is declared insolvent or taken over by the Federal Deposit Insurance Corporation or any governmental agency for any reason or does not meet the standards to be approved an Acceptable Issuing Bank, Tenant shall deliver a replacement Letter of Credit from another Bank reasonably approved by Landlord that meets the standards for an Acceptable Issuing Bank within the earlier of (i) thirty (30) days after notice

from Landlord that the Bank does not meet the standard for an Acceptable Issuing Bank, or (ii) the date the Bank is declared insolvent or taken over for any reason by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the Letter of Credit shall expressly provide for the following:

(1) Shall be "callable" at sight, irrevocable, and unconditional;

(2) Shall be maintained in effect, whether through renewal or extension, for the period from the date of issuance and continuing until the date (the "**Letter of Credit Expiration Date**") that is one hundred twenty (120) days after the expiration of the Term (as the Term may be extended) of the Lease, as amended. The Letter of Credit may be for a one year period, provided the Letter of Credit is automatically extended for not less than a one year period unless the issuing Bank provides written notice to Landlord not less than sixty (60) days prior to the then expiration date of the Letter of Credit that the issuing Bank will not renew or extend the Letter of Credit, in which case Tenant shall deliver to Landlord a replacement Letter of Credit not less than thirty (30) days prior to the scheduled expiration date of the then existing Letter of Credit held by Landlord without any action whatsoever on the part of Landlord;

(3) Shall be fully assignable by Landlord, its successors, and assignees of its interest in the Building;

(4) Shall permit partial draws and multiple presentations and drawings; and

(5) Shall be otherwise subject to the Uniform Customs and Practices for Documentary Credits, International Chamber of Commerce Publication No. 600, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication No. 590 (1998).

2.1 Transfers. The Letter of Credit shall also provide that Landlord, its successors, and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant's consent, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person, or entity, provided such transferee is the assignee of the Landlord's rights and interests in and to the Lease, as amended, or to any lender providing financing to Landlord. In the event of a transfer of Landlord's interest in the Building, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and Landlord shall then be released by Tenant from all liability therefor accruing from and after the effective date of such transfer (provided that the transferee has expressly and effectively assumed all such liability from and after the effective date of such transfer), and it is agreed that the provisions of this Section shall apply to every transfer or assignment of the whole or any portion of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall execute and submit to the Bank such applications, documents, and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank's transfer and processing fees in connection with any such transfer.

2.2 Restoration. If, as a result of any permitted drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within ten (10) business days after the drawdown by Landlord, take such actions as are required to restore the Letter of Credit Amount, which may include, but is not limited to, providing Landlord with additional Letter(s) of Credit in an amount equal to the deficiency or provide a replacement Letter of Credit for the full Letter of Credit Amount, provided such additional Letter(s) of Credit or replacement Letter of Credit comply with the applicable requirements of the this Section 2. If Tenant fails to comply with this requirement, such failure shall be deemed an incurable default by Tenant under the Lease, as amended, provided that if Landlord is prevented from delivering a notice of default to Tenant or otherwise declaring

a default by Tenant for any reason, including, without limitation, because Tenant has filed a voluntary petition, or an involuntary petition has been filed against Tenant, under the Bankruptcy Code, then no such notice or declaration of default and cure period shall be required for a default under of the Lease, as amended.

2.3 Renewals. Tenant covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part of it and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, Landlord will accept a renewal of the letter of credit (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days before the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as required in Section 2 of this Amendment through the Letter of Credit Expiration Date on the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in Section 2 and all subsections thereof of this Amendment, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of Section 2 of this Amendment, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under the Lease, as amended, that is not paid when due and to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under the Lease, as amended (after expiration of any applicable notice and cure periods). Any unused proceeds shall be deemed held by Landlord as security in accordance with applicable laws, but need not be segregated from Landlord's other assets. Landlord agrees to pay to Tenant within thirty (30) days after the Letter of Credit Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under the Lease, as amended, that was not paid when due or used to pay for any losses and damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under the Lease, as amended (after expiration of any applicable notice and cure periods); provided, however, that if before the Letter of Credit Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant's creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under the Lease, as amended, have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

2.4 Draws. Tenant acknowledges and agrees that Landlord is entering into this Amendment in material reliance on the ability of Landlord to draw on the Letter of Credit on the occurrence of any breach, default or failure to perform on the part of Tenant under the Lease, as amended (after expiration of any applicable notice and cure periods). If Tenant shall breach or fail to perform any provision of the Lease, as amended, or otherwise be in default under the Lease, as amended (after expiration of any applicable notice and cure periods), Landlord may, but without obligation to do so, and without notice to Tenant, draw on the Letter of Credit, in part or in whole, to cure any such breach or default of Tenant and to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from such breach or default, including any damages that accrue upon termination of the Lease under the Lease and/or Section 1951.2 of the California Civil Code or any similar provision. The use, application, or retention of any proceeds of the Letter of Credit, or any portion of it, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease, as amended, or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, following a draw properly

made in accordance with the terms hereof by Landlord of any portion of the Letter of Credit. No condition or term of the Lease, as amended, shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing on such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (1) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank; (2) Tenant is not a third party beneficiary of such contract; (3) Tenant has no property interest whatsoever in the Letter of Credit; and (4) if Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim or rights to the Letter of Credit by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

In addition, Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable:

(a) Landlord certifies that such amount is due to Landlord under the terms and conditions of the Lease, as amended, provided that if Landlord is prevented from delivering a notice of default or breach to Tenant for any reason, including, without limitation, because Tenant has filed a voluntary petition, or an involuntary petition has been filed against Tenant, under the Bankruptcy Code (hereinafter defined), then no such notice and cure period shall be required;

(b) Tenant has filed a voluntary petition under any chapter of the U.S. Bankruptcy Code or any similar state law (collectively, the "**Bankruptcy Code**");

(c) Tenant has assigned any or all of its assets to creditors in accordance with any federal or state laws;

(d) an involuntary petition has been filed against Tenant under any chapter of the Bankruptcy Code, which petition is not dismissed within sixty (60) days after the date it is filed; provided, however, that if Tenant is still operating its business in the Leased Premises and the Lease, as amended, has not been terminated, Landlord may draw upon the Letter of Credit only to the extent such amount is due Landlord under the terms of the Lease, as amended; or

(e) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the Letter of Credit Expiration Date, and Tenant has failed to deliver a replacement Letter of Credit to Landlord in accordance with the terms of Section 2 hereof; or

(f) the Bank does not meet the standard for an Acceptable Issuing Bank (or is otherwise not reasonably acceptable to Landlord) and Tenant has not delivered a replacement Letter of Credit from an Acceptable Issuing Bank (or another Bank reasonably acceptable to Landlord) within the earlier of (i) thirty (30) days after notice from Landlord that the Bank does not meet the standard for an Acceptable Issuing Bank (or is not otherwise reasonably acceptable to Landlord), or (ii) the date the Bank is declared insolvent or taken over for any reason by the Federal Deposit Insurance Corporation or any other governmental agency.

It is the parties' intent that the Bank will honor the Letter of Credit regardless of whether Tenant disputes Landlord's right to draw on the Letter of Credit.

2.5 Reduction Schedule. Provided that, as of each Reduction Date set forth below, Tenant has not previously been nor is Tenant then in breach of or in default under the Lease, as amended (in each case after expiration of any applicable notice and cure periods) and provided further that, on or before the applicable Reduction Date, Tenant tenders to Landlord a replacement Letter of Credit or a

certificate of amendment to the existing Letter of Credit, conforming in all respects to the requirements of this Section 2 and all subsections thereof, in the amount of the applicable Letter of Credit Amount as of such Reduction Date, the Letter of Credit Amount shall be reduced in accordance with the following schedule:

Reduction Date	Reduction Amount	New Letter of Credit Amount after Reduction
March 1, 2014	$200,000.00	$800,000.00
March 1, 2015	$200,000.00	$600,000.00
March 1, 2016	$200,000.00	$400,000.00

In the event the Letter of Credit Amount is reduced pursuant to this schedule, and provided that Tenant timely tenders the replacement or amended Letter of Credit to Landlord in the form required in this section, Landlord shall exchange the Letter of Credit then held by Landlord for the replacement or amended Letter of Credit tendered by Tenant. If the Letter of Credit Amount is not reduced as of any Reduction Date because Tenant is then in default (after expiration of any applicable notice and cure periods), then such decrease shall be permitted after any such default is cured by Tenant pursuant to the terms of the Lease, as amended; provided that no such decrease shall occur if the Lease, as amended, is terminated early as a result of any default by Tenant (after expiration of any applicable notice and cure periods).

2.6 Notice and Applicable Cure Periods. Notwithstanding anything to the contrary in the Lease or this Amendment, no notice of default, breach or failure to perform and expiration of applicable cure period under Section 2 of this Amendment or any subsection thereof shall be required to be given or afforded to Tenant for Tenant to be deemed in default or breach of the Lease, as amended, or to be deemed to have failed to performed an obligation under the Lease, as amended, if Landlord is prevented from delivering a notice of default, breach or failure to perform to Tenant because Tenant has filed a voluntary petition, or an involuntary petition has been filed against Tenant, under any chapter of the U.S. Bankruptcy Code or any similar state insolvency law (collectively, the "**Bankruptcy Code**").

2.7 Not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal of it or any proceeds applied by Landlord as provided in the Lease, as amended, be (1) deemed to be or treated as a "security deposit" within the meaning of California Civil Code Section 1950.7, (2) subject to the terms of Section 1950.7, or (3) intended to serve as a "security deposit" within the meaning of Section 1950.7. Landlord and Tenant agree that Section 1950.7 and any and all other similar laws, rules, and regulations applicable to security deposits in the commercial context ("**Security Deposit Laws**") shall have no applicability or relevancy to the Letter of Credit.

3. Consent. Landlord hereby consents to the Transaction to the extent the same is a Transfer under the Lease, but such consent shall not be deemed consent to any other Transfer nor a release of Tenant from any obligations under the Lease, as amended.

4. General Provisions.

4.1 Confirmation. Tenant acknowledges and agrees that: (a) Tenant is in sole possession of the Leased Premises demised under the Lease; (b) all work, improvements and furnishings required by Landlord under the Lease have been completed and accepted by Tenant; and (c) it has no offset, claim, recoupment or defense against the payment of rent and other sums and the performance of all obligations of Tenant under the Lease.

4.2 Miscellaneous. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. As amended hereby, the Lease shall remain in full force and effect. In case of any conflict between any term or provision of this Amendment and the Lease, the term or provision of this Amendment shall govern.

4.3 Counterparts. This Amendment may be executed in one or more counterparts, including any facsimile or other electronic version of same, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement. Any facsimile or other electronic signature shall constitute a valid and binding method for executing this Amendment. Executed counterparts of this Amendment exchanged by facsimile transmission or other electronic means shall be fully enforceable.

4.4 Effectiveness. The parties agree that the submission of a draft or copy of this Amendment for review or signature by a party is not intended, nor shall it constitute or be deemed, by either party to be an offer to enter into a legally binding agreement with respect to the subject matter hereof and may not be relied on for any legal or equitable rights or obligations. Any draft or document submitted by Landlord or its agents to Tenant shall not constitute a reservation of or option or offer in favor of Tenant. The parties shall be legally bound with respect to the subject matter hereof pursuant to the terms of this Amendment only if, as and when all the parties have executed and delivered this Amendment to each other. Prior to the complete execution and delivery of this Amendment by all parties, each party shall be free to negotiate the form and terms of this Amendment in a manner acceptable to each party in its sole and absolute discretion. The parties acknowledge and agree that the execution and delivery by one party prior to the execution and delivery of this Amendment by the other party shall be of no force and effect and shall in no way prejudice the party so executing this Amendment or the party that has not executed this Amendment.

4.5 Real Estate Brokers. Tenant represents and warrants to Landlord that it has not authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesman to act for it in connection with this Amendment. Tenant agrees to indemnify, defend and hold harmless Landlord from and against any and all claims by any real estate broker or salesman whom the Tenant authorized or employed, or acted by implication to authorize or employ, to act for Tenant in connection with this Amendment.

4.6 Authority. Each party represents and warrants to the other that it is duly authorized to enter into this Amendment and perform its obligations without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.

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